AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2002.

                                                      Registration No. 333-_____





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                                 CELLPOINT INC.

             (Exact name of registrant as specified in its charter)


           NEVADA                            3000 HILLSWOOD DRIVE                     52-2032380
(State or other jurisdiction of             HILLSWOOD BUSINESS PARK                (I.R.S. Employer
 incorporation or organization)        CHERTSEY, SURREY, KT16 0RS ENGLAND          Identification No.)
                                                +44 1932 895 310
                                    (Address of principal executive offices)
                                              3000 HILLSWOOD DRIVE
                                             HILLSWOOD BUSINESS PARK
                                       CHERTSEY, SURREY, KT16 0RS ENGLAND
                                                +44 1932 895 310
                                          ATTENTION: PETER HENRICSSON
                                    (Name and address of agent for service)
                                                 With a copy to:
                                                 MICHAEL PAIGE, ESQ.
                                             JACKSON & CAMPBELL, P.C.
                                      1120 20TH STREET, N.W., SOUTH TOWER
                                              WASHINGTON, D.C. 20036
                                   (202) 457-1600 FACSIMILIE: (202) 457-1678



                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE



  TITLE OF SECURITIES TO BE REGISTERED         AMOUNT TO           PRICE PER SHARE(2)       AGGREGATE PRICE          AMOUNT OF
                                           BE REGISTERED (1)                                                     REGISTRATION FEE

Common Stock, par value $0.001                848,939 (3)                 $.55                $466,916.45              $42.96
per share
Common Stock, par value $0.001                424,472 (4)                 $.55                 233,459.60               21.48
per share

TOTAL                                       1,273,411                     $.55                 700,376.05               64.44



(1) An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act that may be issued as provided in the warrants in the event that the provisions against dilution in such warrants become operative.

(2) Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(c), based on the closing price of the Registrant's Common Stock as reported on the NASDAQ National Market on April 4, 2002, of $.55.

(3) Shares registered hereunder were issued by the Registrant in an offering made pursuant to Regulation D under the Securities Act.

(4) Shares registered hereunder will become issuable upon the exercise of warrants issued by the Registrant in an offering made pursuant to Regulation D under the Securities Act. The warrants have an exercise price of $1.50 per share.

                                   -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 CELLPOINT INC.
                              CROSS REFERENCE SHEET



ITEM NUMBER OF CAPTION                                                 LOCATION OR HEADING IN PROSPECTUS
----------------------                                                 ---------------------------------

     1. Forepart of the Registration Statement and Outside             Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus                                 Front Cover Page of Prospectus
     2. Inside Front and Outside Back Cover Pages of                   Inside Front and Outside Back Cover Pages of
        Prospectus                                                     Prospectus
     3. Summary Information, Risk Factors and Ratio of                 Summary Information, Risk Factors
        Earnings to Fixed Charges
     4. Use of Proceeds                                                Use of Proceeds
     5. Determination of Offering Price                                *
     6. Dilution                                                       *
     7. Selling Security Holders                                       Selling Stockholders
     8. Plan of Distribution                                           Plan of Distribution
     9. Description of Securities Being Registered                     Description of Securities
    10. Interest of Named Experts and Counsel                          *
    11. Material Changes                                               Summary Information, Business, Pending Legal
                                                                       Proceeding
    12. Incorporation of Certain Information by Reference              Incorporation of Information We File with the SEC
    13. Disclosure of Commission Position on Indemnification           Indemnification
        for Securities Act Liabilities
    14. Other Expenses of Issuance and Distribution                    Other Expenses of Issuance and Distribution
    15. Indemnification of Directors and Officers                      Indemnification of Directors and Officers
    16. Exhibits                                                       Exhibits
    17. Undertakings                                                   Undertakings



-----------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED APRIL 12, 2002


                                 CELLPOINT INC.

                        1,273,411 SHARES OF COMMON STOCK



     This Prospectus is being used by certain stockholders (the "Selling Stockholders") of CellPoint Inc. to sell an aggregate of up to 1,273,411 shares (the "Shares") of our Common Stock, par value $.001 per share ("Common Stock"). The Selling Stockholders will sell the Common Stock, from time to time, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. The Shares were offered and sold to the Selling Stockholders pursuant to private offerings in which the Shares were not registered with the Securities and Exchange Commission. The Shares are being offered solely for the account of the Selling Stockholders. For more information about the Selling Stockholders, please refer to the sections entitled "Summary Information" and "The Selling Stockholders".

     Our Common Stock trades on the NASDAQ National Market ("NASDAQ") under the symbol CLPT. On April 4,2002, the last reported sale price per share of Common Stock was $.55.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                                   -----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                 The date of this Prospectus is _________, 2002.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING OR SOLICITATION WITH RESPECT TO THESE SECURITIES BY THE COMPANY TO ANY PERSON WHO MAY BE CONSIDERED TO BE AN UNDERWRITER OR TO ANY PERSON IN ANY STATE IN WHICH SAID OFFERING OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF OR IN WHICH THE PERSON MAKING SAID OFFERING OR SOLICITATION IS NOT QUALIFIED TO ACT AS DEALER OR BROKER OR OTHERWISE TO MAKE SUCH OFFERING OR SOLICITATION.

     WE HAVE AGREED TO FILE AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART IN ORDER TO INFORM POTENTIAL PURCHASERS OF THE COMMON STOCK OF ANY FACTS OR EVENTS ARISING AFTER THE DATE OF THIS PROSPECTUS WHICH ARE MATERIAL TO SUCH PURCHASER'S INVESTMENT DECISION. WE WILL DISTRIBUTE ANY SUCH AMENDMENTS TO THIS PROSPECTUS TO THE SELLING STOCKHOLDERS AFTER SUCH AMENDMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           FORWARD-LOOKING STATEMENTS

         Certain statement contained in this Prospectus contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These are statements that do not relate strictly to historical or current facts. Although we believes that our plans, intentions and expectations reflected in such forward looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Such forward-looking statements involve known and unknown risks and uncertainties. Our actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors are summarized below and are set forth in more detail in this Prospectus under "Risk Factors". All forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below:

     o Our limited operating history makes evaluation of our business and prospects difficult;


     o We have concluded preliminary agreements to restructure short-term debt held by Castle Creek Technology Partners and all other debt holders, and half of the principal and interest on each outstanding debt, which equates to $5.5 million, will be converted to equity at 78 cents per share, the remaining $5.5 million in debt having been restructured as long-term debt and not due until March 2004. We also are completing an "official composition" of the creditors of our Swedish subidiary, CellPoint Systems AB, wherein all such creditors are paid 25% of their amount owed as of March 12, 2002. However, our survival as a company is dependent on our ability to raise additional capital in the short term.

     o Our business and prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the market for location services;

     o    Our sales cycles are long and our revenue is unpredictable;

     o Our ability to secure additional financing on acceptable terms to carry on our business and meet current liabilities and ongoing expenses as and when necessary;

     o Our ability to improve our technology to keep up with customer demand for new services may be limited;

     o The development cycle for new products may be significantly longer than expected, resulting in higher than anticipated development costs;

     o Our systems and operations may be required to connect and manage a substantially larger number of customers while maintaining adequate performance, which could place a strain on managerial and operational resources;

     o Our ability to expand customer service, billing and other related support systems may be limited;

     o Our ability to retain the services of our key management and to attract new members of our management team may be limited;

     o Our ability to effect and retain appropriate patent, copyright and trademark protection of our products may be limited;

     o Despite the implementation of security measures, our computer networks and web sites may be vulnerable to unauthorized access, computer viruses and other disruptive problems, and any such occurrence could result in the expenditure of additional resources necessary to protect our assets;

     o We may be susceptible to increased competition in the field of location services;

     o Our ability to continue to meet the listing requirements of the The Nasdaq Stock Market, Inc. ("Nasdaq"), particularly with Nasdaq's minimum net tangible assets and stockholders equity requirements and minimum bid price requirements. We currently do not meet the requirements for minimum bid price and have 90 days from January 28, 2002, to rectify or we may be moved to the Nasdaq Small Cap Market, where we would have an additional 90 days to rectify. On April 1, 2002, we received a delisting notice from Nasdaq based on our failure to comply with either the minimum $4,000,000 net tangible assets or the minimum $10,000,000 stockholders' equity requirement for continued listing. In addition, the delisting notice stated that we had effected certain transactions without the required stockholder approval and that we had not submitted certain forms relating to listing of additional shares. We are submitting these forms shortly to Nasdaq and will file a notification of appeal of the delisting notice. We believe that we will be in compliance with all of Nasdaq's requirements following completion of our restructuring and that our appeal of the delisting notice will be successful.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events contained or incorporated by reference in this Prospectus might not occur.

                                   -----------

     We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") (our SEC file number is 000-25205). Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. We maintain a website at http://www.cellpoint.com.

     IN CONNECTION WITH THIS OFFERING, CERTAIN SELLING STOCKHOLDERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION".

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with it, which means:

     o    Incorporated documents are considered part of this prospectus;

     o We can disclose important information to you by referring you to those documents; and

     o Information that we file with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below that have been previously filed with the SEC under the Exchange Act:

     o Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, and the amendment thereto filed on October 17, 2001;

     o Our current reports on Form 8-K filed on July 31, October 5 and December 21, 2001, and on March 14, 2002;

     o Our definitive proxy statements filed on August 31 and November 8, 2001;

     o Our quarterly report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 19, 2001, and amended on January 18, 2002, and our quarterly report on Form 10-QSB for the quarter ended December 31, 2001, filed on February 14, 2002; and

     o Description of our Common Stock set forth in our Registration Statement on Form 10SB, as amended, including any subsequent amendment or report filed for the purpose of updating such description.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

     o Reports filed under Sections 13(a) and (c) and 15(d) of the Exchange Act; and

     o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

     You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

                 CellPoint Inc.
                 3000 Hillswood Drive
                 Hillswood Business Park
                 Chertsey, Surrey KT16 0RS
                 England
                 Attn: Investor Relations

                               SUMMARY INFORMATION

         The following summary contains basic information about our business and this offering. It may not contain all the information that is important to you. You should read this entire Prospectus, including "Risk Factors" and our consolidated financial statements and related notes incorporated by reference into this Prospectus, before deciding to invest in shares of Common Stock.

OUR BUSINESS

     We focus on the worldwide development, marketing, distribution, sales, implementation and support of mobile location software technology and platforms for digital cellular networks. Our positioning technology, location services platform and the applications of the technology are collectively marketed under the name the "CellPoint System" and CellPoint Mobile Location System ("MLS"). Our applications are marketed under the names "Resource Manager", "Finder!" and, "iMate" in addition to a variety of partner applications.

     The CellPoint System enables users to determine the position of a cellular telephone or mobile device, such as a Personal Digital Assistant (PDA), for use in a broad range of consumer and business applications. The primary location service application areas today include resource management of mobile workforce personnel, friend finding relative to one's own location, personal security services, information and entertainment services. In the resource and fleet management application, companies can view and track their mobile service personnel over the Internet. Information and entertainment services include location- sensitive traffic reports, weather, and concierge information services such as the location of the nearest hotel, cinema, restaurant, bank machine or repair shop. Emergency applications could include locating persons making emergency calls, roadside assistance in the event of vehicle breakdown or location of a disabled or impaired person who may be lost or missing. Friend-finding allows users to maintain buddy lists and view the location of pre-defined, consenting individuals relative to their own location, send messages to these people or call them. Personal security services offer added security to people in higher risk occupations such as night security guards, chauffeurs, tax collectors, health care personnel, postal delivery persons and couriers.

     We were originally organized on February 28, 1997, as Technor International, Inc., a corporation organized under the laws of the State of Nevada, pursuant to the provisions of Private Corporation Law of the State of Nevada. On October 4, 1999, we changed our corporate name to "CellPoint Inc." in order to generate wider name recognition in the business and financial communities. Our Common Stock trades on the NASDAQ National Market under the symbol CLPT. As used herein, "we", "us", "our", "the Company" and "CellPoint" refer to CellPoint Inc. and its subsidiaries

OUR ADDRESS

     Our principal business address and telephone numbers are Kronborgsgrand 7, 164 46 Kista, Sweden, telephone +46 (0)8 633 2700, facsimile +46 (0)8 35 87 90.
We also maintain executive offices at 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey, KT16 0RS, England, telephone +44 1932 895 310. The Company maintains a website at www.cellpoint.com. Information contained in our website is not a part of this Prospectus.

RECENT DEVELOPMENTS

     On November 8, 2001, we announced results of an extensive performance testing program for our network-based location services platform, Mobile Location System (MLS). Stringent tests were carried out on an entry-level location platform configuration to measure and capture the performance data that is most important to GSM carriers. MLS was loaded to simulate 2,500 users doing 504,000 requests over a 60-minute period. This load reflects a capacity of 140 location transactions per second. We also announced we were ready to accept challenges by any location platform vendor in any GSM environment.

     On November 26, 2001, we announced that E-Plus had ordered CellPoint's Mobile Location Broker (MLB) as its location middleware platform. The MLB will be used for external access to location data, empowering Mobile Virtual Network Operators, independent Service Providers, and other partners when creating value added services. MLB is an integral component enabling new revenue streams for mobile operators and their Service Provider partners to deliver location-specific mobile Internet services. CellPoint's Mobile Location Server
(MLS) was already installed at E-Plus and can position users irrespective of whether they are actively engaged in a call or not; MLB completes the full solution for location service provision.

     On February 20, 2002, we announced Mobile Location System 6.0, which supports a centralized location platform concept with Enhanced-Cell-ID and Assisted-GPS and is compliant with the ETSI/3GPP Location Services standard.

     On March 4, 2002, we announced that Mobile Location Broker had been selected and installed for the European i-mode portal architecture. The combination of the mobile location capability provided by CellPoint's location platforms coupled with the new European i-mode Portal, with its more than 60 major content providers, is expected to open new revenue streams for mobile operators throughout Europe.

Change in Our Management. On March 18, 2002, we announced changes in our management and Board of Directors. Jan Rynning replaces Peter Henricsson as Chairman of the Board. Mr. Rynning is a Swedish lawyer, specializing in company reconstructions and has extensive experience in working as a board member in turn-around situations. Mr. Henricsson, who has been the Chairman and CEO since inception in 1997, will continue as a working board member full time and concentrate his work over the next period on the Swiss financing and new strategic partners. Stephen Childs, President of CellPoint, will take on the role as Chief Executive Officer. Mr. Childs has been a member of the board of CellPoint since May 2000 and the President since October 2001.


Restructuring with Castle Creek and Other Creditors.

     On February 28, 2002, we entered into an agreement with Castle Creek Technology Partners, LLC ("Castle Creek"), pursuant to which we issued Castle Creek 705,128 shares of our common stock in lieu of the $550,000 cash principal payment due on our outstanding convertible notes with Castle Creek, and Castle Creek withdrew its lawsuit without prejudice that it had filed in November 2001 on issues relating to these notes and the warrants issued in connection therewith. On March 13, 2002, as a part of our restructuring with our creditors, we are issuing shares of our common stock for one half of the amount of short-term debt held by each holder of our short-term debt (for Castle Creek we would be required to authorize a new class of convertible preferred stock to effectuate this aspect of their settlement). The remaining $5.5 million in short-term debt (including Castle Creek's debt) has been restructured as long-term debt and is not due until March 2004. Castle Creek, as the senior debt holder, will have the right to match any financing we would do at a price significantly below 78 cents by converting that same portion of their notes, dollar for dollar, into common stock at the same time and at the same price, but with no warrant coverage. These agreements with the debt holders are subject to a settlement being negotiated in parallel with the rest of our creditors, discussed below, and our ability to raise additional capital in the short term.

Restructuring of Payables to Trade Creditors. On March 14, 2002, we announced our Swedish subsidiary, CellPoint Systems AB, has entered into formal restructuring termed `voluntary composition' for settlement payments on all existing payables; other existing payables in the group will be addressed in a similar manner. Under Swedish law, the subsidiary has suspended all payments and a plan of settlement of 25% payment on outstanding payables is offered to all creditors. On March 27th, we announced that more than 75 per cent of our creditors, representing more than 75 per cent of total payables, had signed the acceptance of the our offer of 'voluntary composition'. Under Swedish law with this minimum limit being met, it is possible for our Swedish subsidiary to enter an 'official composition', if necessary, which would force the outstanding minority of creditors to accept the composition. On April 3, 2002, we announced that the board of CellPoint Inc. would proceed with `official composition' to complete the financial reconstruction of our Swedish subsidiary, CellPoint Systems AB, under the Swedish Company Reconstruction Act. The 'official composition' can be used if a majority of the creditors accept the composition which forces the minority of the creditors to accept the settlement payments offered.


Claim Filed Against Our Former Legal Counsel. We filed a $100 million malpractice claim against our former legal counsel in December 2001, relating to work performed by that firm in negotiation of agreements with Castle Creek. The claim alleged this firm breached the duty of care owed to us by failing to reasonably and competently represent us in the transactions associated with Castle Creek. On April 3, 2002, we announced a settlement had been reached in the malpractice suit we had filed. The total agreed value of the settlement in favor of CellPoint is just over $1.3 million and is subject to the execution of definitive settlement documentation.

Additional Financings. In September 2001, we closed a private placement for $3.25 million, pursuant to which we issued 3,250,000 shares of Common Stock plus 1,625,000 warrants to purchase shares of Common Stock at an exercise price of $2.25 per share, exercisable for two years. The units were sold to accredited investors pursuant to Regulation 506 under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds from the sale of these units were used to repurchase a portion of the convertible notes held by Castle Creek.

     In September and October, 2001, we also completed an offering pursuant to Regulation S under the Securities Act, in which non-U.S. Persons (as such term is defined in Regulation S) purchased 1,696,686 shares of Common Stock and 848,343 warrants to purchase shares of Common Stock, exercisable at $2.36 per share for two years (including the Micronet transaction described below). The proceeds from the Regulation S offering aggregated $2,239,625, (of which $859,292 has not been paid to us but is represented by subscriptions receivable), and are being used for working capital.

     In October 2001, we completed the initial closing of a private placement of shares of Common Stock and warrants to purchase Common Stock for $1,300,000. We made such offering to accredited investors pursuant to Regulation 506 under the Securities Act. In connection with such offering, we issued 1,238,096 shares of Common Stock, and 619,048 warrants to purchase shares of Common Stock, half of which are exercisable at $3.50 per share for twelve months and the other half of which are exercisable at $5.00 per share for twenty-four months.

     On January 31, 2002, we completed the initial closing of a private placement of shares of Common Stock and warrants to purchase Common Stock for $665,000. We made such offering to accredited investors pursuant to Regulation 506 under the Securities Act. In connection with such offering, we issued 848,939 shares of Common Stock, and 424,472 warrants to purchase shares of Common Stock, which are exercisable at $1.50 per share for twenty-four months.

Discontinued Operations. On February 29, 2000, we acquired all of the capital stock of Unwire AB. Unwire develops systems and equipment for GSM positioning and telematics. We paid the purchase price by issuing to the stockholders of Unwire an aggregate of 1,075,000 shares of Common Stock with a market value of approximately $70.7 million. In the fourth quarter of Fiscal 2001, our Board of Directors determined that the investment required to operate the telematics business segment did not fit in with our longer-term strategic goals. We intend to concentrate all of our efforts and resources in developing and promoting location-based services. We were unable to identify a purchaser for Unwire.

     On October 9, 2001, Unwire filed for bankruptcy in Sweden. As a result of the filing, we have effectively ceased all funding of Unwire operations. The bankruptcy courts have appointed a trustee to oversee the disbursement of Unwire's assets and we have effectively lost control of our management and decision making capabilities over Unwire operations.

     CellPoint Systems SA ("Systems SA"), our South African subsidiary, filed for bankruptcy protection in South Africa in October 2001. Systems SA operated a research and development facility for the Company. For financial reporting purposes, the telematics portion of Systems SA was already included as part of the discontinued operations reported in our Form 10-KSB, as amended, for our fiscal year ended June 30, 2001. The location services portion of Systems SA was not included in discontinued operations, as those functions will continue to be performed by our Swedish subsidiary. Costs of closing this subsidiary, primarily the write-off of the net receivable from Systems SA, have been accrued in the June 30, 2001 financial statements. The assets, liabilities and results of operations of Systems SA were immaterial to the financial statements of the Company for all periods presented.

THE OFFERING

     The Shares offered pursuant to this Prospectus are shares of our Common Stock beneficially owned by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders, except to the extent that any of the Selling Stockholders exercise their warrants and elect to pay the exercise price in cash.

THE SELLING STOCKHOLDERS

     This Prospectus relates to the registration of the resale of 1,273,411 shares of our Common Stock, beneficially owned by certain of our stockholders (the "Selling Stockholders"). The shares covered by this Prospectus were purchased by the Selling Stockholders in a private placement under Regulation D, which closed on January 31, 2002.

         We do not know whether the Selling Stockholders will sell any of the Shares or when or if the Selling Stockholders will exercise their warrants. See "The Selling Stockholders" and "Plan of Distribution".

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our Shares. If any of the following risks actually occur, our business, results of operations and financial condition would be likely to suffer. In that case, the market price of our Common Stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our limited operating history makes evaluation of our business and prospects difficult.

     We have only a limited operating history on which prospective investors can base an evaluation of our business and prospects. While we have generated limited revenues since July 1999 and substantially increased our revenues during the current fiscal year, we cannot assure prospective investors that we will generate sufficient revenues to fund our operations or that we will be profitable at such level of operations. Our business and prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the market for location services.

We have a history of losses and we anticipate significant future losses.

     For the year ended June 30, 2001 ("Fiscal 2001"), our gross revenues from continuing operations increased almost five-fold to $4,111,804, as compared to revenues from continuing operations of $839,003 for the fiscal year ended June 30, 2000 ("Fiscal 2000"). Virtually all of the Company's revenues came from the European market. For the first six months ending December 31, 2001, revenues reported were $591,757. The revenue from the comparable period in 2000 was $1,729,970. All of our revenues came from the European market.

     Loss from continuing operations for Fiscal 2001 was ($16,501,365) versus ($8,164,617) in Fiscal 2000. The loss from continuing operations was larger in Fiscal 2001 because the Company greatly expanded its infrastructure, increased the number of its full-time employees and increased its marketing and selling expenses as the Company sought to commercialize its products and obtain contracts for the sale of its services and products. The Company believes that as a result of the economic downturn in the second half of last year, generally, and in the telecom sector, anticipated orders from network operators may have been delayed. The loss from continuing operations for the six months ended December 31, 2001, was ($9,290,729) versus ($7,339,369) in the comparable half in fiscal 2001. The increase in loss from continuing operations in the current period was the result of the increased financial costs related to the Castle Creek transaction of interest expense ($230,247) and non-cash expense of ($1,604,249).

     The net loss for the six months ended December 31, 2001, was ($7,765,069) and included income of $1,525,670 from discontinued operations compared to a net loss in the comparable half of ($13,267,224) which included a loss from discontinued operations of ($5,927,855).

     On July 25, 2001, the Company publicly announced its intention to sell its telematics division. On October 9, 2001, Unwire, our telematics subsidiary, filed for bankruptcy protection under the laws of Sweden. Under United States generally accepted accounting principles, the results of operations for the telematics division are presented under "Loss from Discontinued Operation" for both Fiscal 2001 and Fiscal 2000. A write off of intangible assets within Unwire resulted in a loss of $52,258,545 attributed to the disposal of "discontinued operations" in Fiscal 2001. The intangible assets were valued initially based on the Company's stock price when Unwire was acquired in February 2000 for 1,075,000 shares and no cash. The majority of the loss on disposal of the "discontinued operations" results from a write-down of these intangibles to their expected net realizable value. The loss from "discontinued operations" of $10,876,197 represents the operating losses of the telematics division for the fiscal year through May 19, 2001, the date of the Board approval for the sale of Unwire. This amount includes depreciation and amortization of $8,067,016.

     Net loss was ($79,636,107) for Fiscal 2001, a majority of which was attributable to the loss on disposal of and loss from discontinued operations of ($52,258,545) and ($10,876,197), respectively. Loss per share from continuing operations was ($1.57), loss per share from discontinued operations was ($5.99) and net loss per share was ($7.56), based on weighted average shares outstanding of 10,532,913, while the Fiscal 2000 loss per share from continuing operations was ($0.93), loss per share from discontinued operations was ($0.42) and the net loss per share was ($1.35)based upon a weighted average of 8,743,630 shares outstanding. The net loss for Fiscal 2000 was ($11,831,260) including the loss from discontinued operations of ($3,666,643).

Although we have restructured our short-term debt, we may not be able to complete our restructuring with Castle Creek.

         On March 13, 2002, as a part of our restructuring with our creditors, we agreed to issue shares of our common stock for one half of the amount of short-term debt held by each holder of our short-term debt. However, to restructure one-half of Castle Creek's short-term debt into equity, we would be required to authorize a new class of convertible preferred stock to effectuate this aspect of their settlement. There is no assurance that we will be able to obtain authorization from our stockholders for this new class of convertible preferred stock. At our annual meeting of stockholders, held on December 12, 2001, our proposal to authorize a new class of preferred stock did not receive the necessary number of stockholder votes for authorization.

We will need additional financing in the next twelve months.

     We will require additional financing to carry on our business and meet current liabilities and ongoing expenses as and when necessary for our future capital needs, which may not be available on favorable terms, if at all. If we are unable to secure sufficient additional financing, we may be forced to suspend our business strategy and/or curtail our operations.

     We may raise such additional capital through additional public or private financings, as well as borrowings and other resources. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution to our stockholders. We cannot be assured that we will have access to the capital markets in the future, or that financing will be available to us on acceptable terms to satisfy our immediate or future cash requirements. If we cannot obtain the necessary capital, our business and financial condition will be materially adversely affected, and we would be forced to file for bankruptcy.

     Under the MarketPlace Rules of the NASDAQ, if we propose to issue a number of shares in excess of 20% of our outstanding Common Stock and the offering price is less than the market value of our Common Stock as traded on NASDAQ, we are required to obtain prior stockholder approval of such offering. If we are unable to obtain such stockholder approval and are unable to complete the necessary financings, our financial condition will be materially adversely affected.

     Our recurring losses from operations and operating cash constraints raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and to raise additional financing to pay current liabilities. There can be no assurances that we will be successful in these efforts.

We depend heavily on our key personnel, and our inability to retain them could materially adversely affect our business.

         Our success will depend, in part, on the continued availability of our senior management team, particularly Jan Rynning, Chairman, Peter Henricsson, Executive Director, Stephen Childs, President and CEO, Lynn Duplessis, Executive Vice President, and Lars Wadell, Chief Financial Officer. We have employment agreements with each of our executive officers. Mr. Henricsson and Ms. Duplessis are husband and wife. The loss of any of these key employees could have a material adverse effect on our future business and prospects. We believe that all commercially reasonable efforts have been made to minimize the risks that might arise should any of our key personnel depart from the Company. We do not maintain any key man life insurance with respect to any of our executive employees.

We depend heavily on our board of directors, and our inability to retain them could materially adversely affect our business.

     Our success will depend, in part, on the continued availability of our board of directors. We have had officers and directors liability insurance in effect in the past. Current financial markets and the business climate affecting the insurance industry have made it difficult to obtain adequate insurance. If we cannot secure adequate directors' and officers' liability insurance, one or more of our directors may resign. Thus, we may not be able to maintain our current level of expertise on our board, and the resignation of one or more members of our board could have a material adverse effect on our business, prospects, financial condition and results of operations.

An investment in the Company must be considered speculative.

     We cannot assure prospective investors that they will realize a return on their investment or that our stockholders will not lose their investments in the Company in their entirety. In the event we are forced to dissolve or commence insolvency proceedings, any proceeds from the liquidation of our assets will be distributed to our stockholders only after the satisfaction of the claims of our creditors. An investor's ability to recover all or any portion of an investment in our capital stock will depend upon the amount of the dissolution proceeds.

We have not paid any dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future.

     We have not paid any dividends on our Common Stock. For the foreseeable future, we anticipate that all earnings, if any, that may be generated from our operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of the Common Stock.

Our stock price may be volatile.

     The trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations for reasons including; (i) thin trading volume; (ii) variations in quarterly operating results; (iii) technological innovations; (iv) new sales formats, services by the Company or its competitors;
(v) forecasts by securities analysts; (vi) market conditions; (vii) market valuations of other new technology and Internet companies; (viii) significant acquisitions, strategic partnerships, joint ventures, capital commitments by the Company or its competitors; (ix) changes in key personnel, and other events or factors beyond the Company's control. In addition, the market for Internet-related and technology companies has experienced extreme price and volume fluctuations often unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of our operating performance.

To the extent that outstanding warrants and options are exercised, there will be an increase in the number of shares of our Common Stock which may have an adverse effect on our stock price.

     As of January 31, 2002, we had outstanding an aggregate of 5,437,862 warrants (of which 325,490 are reserved for issuance pursuant to subscriptions receivable), with exercise prices ranging from $0.78 to $7.75. The shares issuable pursuant to 424,472 additional warrants are included in this Prospectus; the shares issuable pursuant to the remaining warrants were previously registered with the SEC. In addition, there are 590,000 options outstanding under our Stock Incentive Plan and 921,300 warrants outstanding under our Stock Warrant Plan. These warrants have anti-dilution adjustments as set forth in the terms of the warrants. The exercise of these warrants and options, in part or in full, will significantly increase the number of shares of our Common Stock in the public float, and may, as a consequence, have an adverse effect on the price of our Common Stock.

We may not be able to manage our expanding operations effectively.

     We are currently experiencing a period of rapid expansion. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining adequate performance is unproven. In addition, rapid growth is likely to place a strain on managerial and operational resources. To accommodate this growth, we must accomplish the following:

     o implement new or upgraded operating and financial systems, procedures and controls in many different locations;

     o    expand customer service, billing and other related support systems;

     o devise and implement new advertising and marketing campaigns focused on the CellPoint brand and certain of new products and services; and

     o obtain sufficient resources or additional capacity from network operators.

     We may not succeed with these efforts. Our failure to accomplish these goals in an efficient manner could cause expenses to grow and revenues to decline or grow more slowly than expected, and could otherwise have a material adverse effect on our business, financial condition and results of operations.

The development cycle for new products may be significantly larger than expected resulting in higher than anticipated development costs.

     The development cycle for our new products may be significantly longer than expected, resulting in higher than anticipated development costs. The complexity of our technology, development difficulties or a shortage of qualified personnel may result in delays to our introduction of new products or services and product or service enhancements. We cannot assure you that (i) we will be able to counter challenges to our current products or services; (ii) our future product and service offerings will keep pace with technological changes implemented by competitors; (iii) our products and services will satisfy evolving preferences of customers and prospects; or (iv) we will be successful in developing and marketing products and services in a timely fashion. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have not yet achieved full market acceptance of our products.

     We are currently implementing commercial operations of the CellPoint System for mobile location technology and services. We have commercial agreements in operation in Sweden (Tele2), France (France Telecom), Czech Republic (EuroTel) and Germany (E-Plus). Though we are marketing the CellPoint System throughout Europe, Asia and North America, we cannot assure prospective investors that we will be successful in procuring additional contracts, or that the contracts obtained will be profitable. We also cooperate with numerous technology and telecommunications industry suppliers including application developers and systems integrators. We are seeking additional strategic alliances for distribution and marketing channels to sell the mobile location services to mobile operators and large end-users respectively. We cannot assure prospective investors that the CellPoint System will achieve significant degrees of market acceptance, and that acceptance, if achieved, will be sustained for any significant period or that product life cycles will be sufficient (or substitute products developed) to permit the Company to recover start-up and other associated costs. Failure of the CellPoint System to achieve or sustain market acceptance could have a material adverse effect on our future business, future financial conditions, and future results of operations.

Our sales cycles are long and our revenue is unpredictable.

     CellPoint's products and services are complex and it typically takes a cellular network operator a significant amount of time to reach a decision to purchase them. We may spend a significant amount of time, effort and expense during a particular period that does not yield any orders during that period or at all. If orders or payments are delayed, then it may be difficult to meet cash flow requirements or obtain credit. Furthermore, deployment of location services by a network operator may take several months and manufacturing delays of our WAS can delay installation. A delay in sales of our products could cause operating results to vary significantly from projected results. The sales of services by the network operators will depend on how quickly the network operator is able to roll-out mobile location services. Since we have no control over the purchase decision or the timing of the roll-out and since we have limited revenue history, it is particularly difficult to predict future revenue and operating results. If the timing and magnitude of future sales are not accurately predicted, then it may be difficult to meet customers' delivery requirements. These problems could impede our growth, restrict our ability to take advantage of new opportunities, and ultimately have a material adverse effect on our financial condition.

We may have difficulty identifying and financing suitable acquisitions, joint ventures or strategic alliances, and those that we do complete could adversely affect operating results.

     As part of our business strategy, senior management reviews potential acquisitions, joint ventures and strategic alliances that may complement or expand existing business or increase revenues. We may not be able to identify appropriate joint ventures, acquisitions or alliances or be able to finance these transactions successfully once identified. Any failure to identify or finance future transactions may impede our growth.

     Any acquisitions that are completed will be accompanied by the risks commonly encountered with acquisitions of companies, such as the difficulty of integrating the operations and personnel of the acquired businesses, the potential disruption of our business, the assumption of unexpected liabilities relating to the acquired assets, the imposition and maintenance of common standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of difficulties arising out of integration. Furthermore, the value of any business acquired may be less than the amount paid for it if, for example, there is a decline in the position of that business in the relevant market in which it operates or there is a decline in that market generally.

We may encounter difficulties in implementing our business strategy.

     Although we intend to pursue a strategy of aggressive product marketing, development and distribution, implementation of this strategy will depend in large part on our ability to (i) establish a significant customer base and maintain favorable relationships with those customers, (ii) effectively introduce acceptable products to our customers, (iii) obtain adequate financing on favorable terms to fund our business strategy, (iv) maintain appropriate procedures, policies, and systems, (v) hire, train, and retain skilled employees, and (vi) continue to operate in the face of increasing competition. If we are unable to achieve any or all of these goals, we will not be able to successfully implement our business strategy, which could have a material adverse effect on our results of operations and financial condition.

The performance of our products could result in product liability for our business or product recalls.

     We are responsible for product performance and liabilities of our products based on our core technology. We currently have $1.5 million of product liability insurance, but there can be no assurance that we will be able to obtain additional insurance or maintain such insurance on acceptable terms that such insurance will provide adequate coverage against potential liabilities. We face a business risk of exposure to product liability, claims for consequential damages and other claims in the event that the use of our technology and services or the failure of our technology to perform in accordance with specifications is alleged to result in material adverse effects. We cannot assure prospective investors that we will avoid significant product liability exposure or that insurance coverage will be available in the future on commercially reasonable terms, or at all. A loss of insurance coverage or the assertion of a product liability claim or claims would likely materially adversely affect our business, financial condition and results of operations. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the marketing and distribution of the CellPoint System.

We may be unable to adequately protect our intellectual property rights and may be subject to claims alleging infringement of the intellectual property rights of others.

     We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or prevent others from independently developing or offering similar products or services. Given the global reach of mobile communications, trademarks and other forms of intellectual property could be displayed in countries that offer less intellectual property protection than the United States, Sweden, South Africa and the United Kingdom. Furthermore, although we have and expect to have confidentiality and non- competition agreements with our employees, suppliers and manufacturers, no assurances can be made that such arrangements will be adequate to protect our trade secrets and intellectual property rights.

     We are not aware of any infringement by our technology on the proprietary rights of others and have not received any notice of claimed infringement. However, we have not conducted any investigation as to possible infringement. In addition, we cannot be sure that a third party will not assert an infringement claim in the future, or if asserted, that we will be able to successfully defend against any such claim. Any such misappropriation or claim could have a material adverse effect on our future financial results and/or our ability to operate the business.

Our computer systems may be subject to disruption.

     Despite the implementation of security measures, our computer networks and web sites may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches may have to be expended. There can be no assurance that such security measures implemented by the Company will not be circumvented causing viruses, interruptions, delays or a cessation of service to users which could have a material adverse effect on our business, prospects, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

E-commerce businesses are subject to significant uncertainties.

     Use of the Internet by consumers is in a relatively early state, and market acceptance of the Internet as a medium for telephone service is subject to uncertainty. The rapid growth of global commerce and the exchange of information on the Internet and other online networks is relatively new and still evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace generally. The Company believes that its future success will depend on its ability to significantly increase revenues, which, in turn, will be materially dependent upon the development and widespread acceptance of the mobile devices as a means to access the Internet and online services. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth. In addition, the viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols, the inability to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially adversely affected. New laws and regulations that impact our industry could increase costs or reduce opportunities to earn revenue.

     We are currently subject to certain regulations specifically aimed at e-commerce and Internet-related services in addition to regulations applicable to businesses in general. In the future, however, we may become subject to additional regulation by local or national regulatory authorities including, among other issues, e-commerce and taxation. Concerns about personal privacy could also result in regulations limiting the use of mobile location services. For example, the European Union (the "EU") has issued a revised telecommunications data protection directive that covers advanced location systems such as the CellPoint System. The revised directive provides that location data may only be used with the consent of the subscriber and that subscribers and users must be provided with a simple means of temporarily denying the processing of their location data. The revised directive, which is not expected to take effect in the EU until 2002, may affect the extent to which network operators are able to use the CellPoint System. If the use of the CellPoint System by network operators is significantly curtailed, we expect a significant adverse impact in our ability to generate revenue.

     In addition to regulations covering CellPoint, the network operators that supply us with capacity are subject to laws and regulations that could cause them to increase our costs or reduce our ability to continue selling and supporting our services.

If we do not respond effectively and on a timely basis to rapid technological changes and changes in customer needs, we may lose sales.

     The wireless industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as frequent new product and service introductions. We will need to maintain technological competitiveness, achieve market acceptance and meet an expanding range of customer requirements in order to attract and retain customers and manage customer data effectively.

     Our services are integrated with mobile devices and must also be compatible with the networks of mobile network operators. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards including GPRS and UMTS, or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish the following in a timely and cost-effective manner:

     o    effectively use and integrate new mobile technologies;

     o    continue to develop and maintain technical expertise;

     o develop applications to adapt to new mobile systems and personal devices;

     o influence and respond to emerging industry standards and other industry developments;

     o    effectively market our services; and

     o develop innovative services that continue to satisfy the needs of our customers.

We cannot assure prospective investors that we will be able to achieve these goals and our failure to do so could have a material adverse effect on our future financial results and/or ability to operate the business.

There is no established market for location services.

     The success of our business depends heavily on the development of a market for mobile location products and services. Since this market is new, and its potential is uncertain, there can be no assurances that it will develop or be sustained for a period sufficient to recover start-up and other associated costs. In order to be successful, we need mobile network operators to launch and maintain mobile location services utilizing our location services platform and location applications. Although we intend to market our products aggressively, we cannot assure prospective investors that network operators will accept our products or that consumers will purchase mobile location services from their network operators. If significant sales of location services do not develop, our future financial condition and results of operations may suffer. Our success depends on establishing and maintaining relationships with mobile network operators.

     The primary source of our location services revenue is based on the volume of subscribers using our services through a mobile network operator. Our success depends heavily on the success of mobile network operators in pricing and marketing new location services to their customers. If one or more network operators are unable to gain location services subscribers, then our future earnings may suffer. We also depend on mobile network operators to provide uninterrupted service and we will not be able to satisfy our customers' needs if the network operators fail to provide the required level of service, including bandwidth. In addition, our expenses may increase and profitability could be materially adversely affected if network operators were to increase the prices of their services. Some network operators are, or could become, competitors and, if they become competitors, they may refuse to provide their services to us or only provide them to us on less advantageous terms. This could have a material adverse effect on our future financial results and/or our ability to operate the business.

Our business could suffer if mobile devices are not widely adopted for Internet-based services.

     The success of our business depends in part on the acceptance by the market of mobile devices as a method of accessing the Internet. There are a number of technological and market barriers to the widespread use of mobile devices for this purpose. These barriers include limited display capability, difficulty of data input, slower connection speeds, lack of acceptable security technologies, concerns over privacy and inconsistent quality of service.

Actual or perceived health risks associated with the use of mobile phones could reduce the number of mobile users.

     We are aware of recent concerns expressed that there may be risks associated with the effects of electromagnetic signals from mobile handsets and transmission masts, which serve as antennae for transmitting radio signals. The actual or perceived health risk associated with mobile communications devices and masts could adversely affect us through a reduction in the number of mobile handset users or a reduction in the average usage per mobile subscriber.

Competition could harm our business.

     The markets for the location services offered by us are becoming increasingly competitive. If we are unable to either respond adequately to the competitive challenges we face or establish a sustainable competitive advantage, we may lose market share or be forced to lower prices to unprofitable levels. In addition, we have a number of existing and potential competitors, located in various service categories, and may be unable to predict or plan adequately for the strategies of competitors. Accordingly, we may be unable to respond quickly or adequately to the changes in the marketplace brought on by new service offerings and the marketing and promotional efforts of existing or new competitors.

     As many of our agreements with mobile network operators and industrial customers are non-exclusive, competitors may use the same networks in competition with us. It may be possible for competitors to develop technologies, products and services that are more effective than our technologies, products and services or that could render our technology, products and services obsolete and non-competitive. Competitors could include mobile network operators, software developers, systems integrators, media companies, telecommunications manufacturers and Internet portals. Many potential competitors have significantly greater financial, technical, marketing and other resources than we have. No assurances can be made that existing competitors or other companies will not provide services that could be more attractive to consumers or companies than those provided by us or that we will be able to respond adequately to the competitive challenges we face.

We are dependent on international sales, and our business is subject to the local business risks in each country in which we do business.

     The majority of the revenue from the sale of our location services will be derived from customers located outside of the United States. Our sales and operations could be subject to certain risks of international trade, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, currency exchange risks and exchange controls, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Any of these factors could adversely affect our business, financial condition and results of operations.

     Our products may be subject to foreign government standards and regulations that are continually being amended and may vary from country to country. Although we will endeavor to satisfy foreign technical and regulatory standards, there can be no assurance that the CellPoint System terminals will comply in all respects with such government standards and regulations, or changes thereto, or that it will be cost effective for us to redesign our products to comply with such standards or regulations. Our inability to design or redesign products to comply with foreign standards could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the value of foreign currencies could result in currency exchange losses.

     Our products and services are sold in currencies other than the U.S. Dollar, which makes the management of currency fluctuations difficult and exposes us to risks. Fluctuations in the value of foreign currencies relative to the U.S. Dollar could cause us to incur currency exchange losses. The risk will increase to the extent international revenue increases. The effect of exchange rate fluctuations on future operating results cannot be predicted. We have no experience in entering into currency hedging contracts, and if we use hedging to try to manage any future foreign currency exposure, we may incur hedging-related losses.

RISKS RELATED TO THIS OFFERING

Our shares may experience extreme price and volume fluctuations.

     The market price for our common stock may fluctuate significantly in response to a variety of influences, including the following, some of which are beyond our control:

     o    variations in quarterly operating results;

     o    changes in financial estimates by securities analysts;

     o changes in market valuation of our competitors or perceived competitors;

     o changes in market valuation of companies in the telecommunications industry;

     o announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o our ability to secure adequate directors' and officers' liability insurance and the ability to maintain the number of directors currently on our board and the level of expertise they provide in the event no liability insurance, or inadequate insurance only, can be obtained;

     o sales of Common Stock, including short sales, or termination of stock transfer restrictions;

     o    exercise of outstanding warrants; and

     o fluctuations in trading volume, which are particularly common among high technology companies.

Sales of substantial amounts of our Common Stock in the public market could reduce the value of investors' investment.

     The sale of a substantial number of shares of our Common Stock in the public market could cause a reduction in the market price of our Common Stock. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for securities generally.

     As a result of the limited trading market for our Common Stock, sales by our stockholders of our Common Stock in the public market could materially adversely affect the prevailing market price for our Common Stock and could impair our ability to raise capital through offerings of our equity securities. Any such sales could materially adversely affect the then-prevailing market price for our Common Stock or the ability of our stockholders to sell their shares.

We may not be able to maintain our listing on the NASDAQ National Market.

     Our common stock is currently traded on the NASDAQ National Market and our Swedish Depositary Receipts (evidencing shares of our Common Stock) are traded on the Stockholm OM Exchange. Although we believe that we will continue to meet the criteria necessary to maintain such listings, there can be no assurance that we will be able to do so, particularly with regard to the criterea relating to minimum net tangible assets and stockholders' equity and minimum bid price requirements. We currently do not meet the requirements for minimum bid price and have 90 days from January 28, 2002, to rectify or we may be moved to the Nasdaq Small Cap Market, where we would have an additional 90 days to rectify. On April 1, 2002, we received a delisting notice from Nasdaq based on our failure to comply with either the minimum $4,000,000 net tangible assets or the minimum $10,000,000 stockholders' equity requirement for continued listing. In addition, the delisting notice stated that we had effected certain transactions without the required stockholder approval and that we had not submitted certain forms relating to listing of additional shares. We are submitting these forms shortly to Nasdaq and will file a notification of appeal of the delisting notice. We believe that we will be in compliance with all of Nasdaq's requirements following completion of our restructuring and that our appeal of the delisting notice will be successful.

     To the extent that we do not maintain such listings, our stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. In addition, failure to maintain a listing for our Common Stock may constitute an event of default under the outstanding convertible notes and may make our Common Stock ineligible for use as, or make our Common Stock substantially less attractive as, collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of businesses or assets by us, and for issuance by us in future capital raising transactions.

Certain anti-takeover provisions may produce results disfavored by our stockholders.

     Our Articles of Incorporation permit us, without further stockholder action, to issue up to 3,000,000 shares of preferred stock, having such rights and preferences as our Board of Directors may determine. In addition, our Articles and Amended and Restated By-laws contain various provisions that, under certain circumstances, could make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for our Common Stock at a premium, or otherwise adversely affect the market price of our Common Stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders. Some of the Shares included in this Prospectus have not yet been issued, but are issuable upon the exercise of warrants held by certain of the Selling Stockholders, which warrants have an exercise price of $1.50.

     In connection with the exercise of such warrants, each warrant holder may elect to pay the exercise price by (i) cash or check or (ii) net issuance; i.e., cashless exercise. To the extent that a warrant holder elects the net issuance method, we would not receive any cash as a result of such exercise. To the extent that all of the warrant holders pay the exercise price by cash or check, we would receive an aggregate of $686,626. Additional proceeds, if any, that we receive from the exercise of the warrants will be used for working capital.

                                    BUSINESS

CONTINUING OPERATIONS

LOCATION SERVICES

     We focus on the worldwide development, marketing, distribution, sales, implementation and support of mobile location software technology and platforms for digital cellular networks. Our positioning technology, location services platform and the applications of the technology are collectively marketed under the name the "CellPoint System", CellPoint Mobile Location System ("MLS") and Mobile Location Broker ("MLB"). Our applications are marketed under the names "Resource Manager", "Finder!" and, "iMate" in addition to a variety of partner applications.

     The CellPoint System enables users to determine the position of a cellular telephone or mobile device, such as a Personal Digital Assistant (PDA), for use in a broad range of consumer and business applications. The primary location service application areas today include resource management of mobile workforce personnel, friend finding relative to one's own location, personal security services, information and entertainment services. In the resource and fleet management application, companies can view and track their mobile service personnel over the Internet. Information and entertainment services include location-sensitive traffic reports, weather, and concierge information services such as the location of the nearest hotel, cinema, restaurant, bank machine or repair shop. Emergency applications could include locating persons making emergency calls, roadside assistance in the event of vehicle breakdown or location of a disabled or impaired person who may be lost or missing. Friend-finding allows users to maintain buddy lists and view the location of pre-defined, consenting individuals relative to their own location, send messages to these people or call them. Personal security services offer added security to people in higher risk occupations such as night security guards, chauffeurs, tax collectors, health care personnel, postal delivery persons and couriers.

Industry Overview

     We believe that location services will play a key role in the mobile Internet and mobile commerce, and that the location component will be a cornerstone in the majority of mobile Internet use. There has been an explosive growth of wireless communications and the Internet, with mobile telephony being the fastest growing technology of all time. Mobile Internet access will offer corporate and mass-market utility in saving time and money. Merrill Lynch (Wireless Internet, June 5, 2000) projects 1.5 billion people will have wireless access to the Internet by 2005. Most experts agree that more people will access the Internet from mobile devices than from fixed computers before 2005. Location-based services are projected to be worth US$38 billion in consumer spending in 2005 and location services are projected to represent 9% of all mobile operator revenues in Western Europe in 2005 (Interactive Entertainment:
Delivering Revenues in the Broadband Era, Schema, July 2001).

     Mobile operators are facing increased competition, lower revenues per user through falling prices and churn among subscribers from one operator to another. Voice services alone have become a commodity service. The key to unlocking further value in the operators' investments in network infrastructure is through offering unique value-added


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


services to attract more customers and more airtime use per customer, improve subscriber loyalty and reduce churn of subscribers. Services such as voice mail, pre-paid subscriptions and short message service (SMS) are value-added service offerings beyond voice that have become commonplace. Location services can offer operators new value-added services to unlock new revenue potential and differentiate operators from their competitors.

     The industry for mobile location services is still very much in its infancy, but new wireless services are an explosive growth area. It has taken longer than we expected for this industry to "take off', but most experts agree that growth is about to accelerate to massive proportions. We believe that 70% - 80% of mobile phone users will employ location services by 2005, and that the location component is key to using the Internet from mobile devices. Location services for mobile users offer broad utility, and can be grouped into four categories: management and tracking, information, entertainment and security. While the industry is very new, we expect that commercial services with a strong business case for management and service applications will be the first to enter the market, but the mass-market services including information and entertainment services will be much larger over time.

Company History

     Effective February 28, 1999, CellPoint acquired technology and intellectual property rights from Novel Electronic Systems & Technologies ("Novel") for the core GSM positioning technology originally developed in South Africa. We own the original core positioning technology, and have the right to use it worldwide, with the exception of sub-Saharan Africa for vehicle tracking applications which are owned by Matrix Vehicle Tracking (Pty) Ltd., a corporation organized under the laws of South Africa ("Matrix"). The GSM positioning technology was originally commercialized by Wasp and Matrix, and has been in commercial use in South Africa for more than four years. There are more than 28,000 commercial users of the original technology in South Africa. We have entered into a cooperation agreement with Matrix whereby Matrix has made available to us its knowledge and know-how regarding GSM positioning applications, strategies and service delivery.

     CellPoint has subsequently developed Mobile Location System ("MLS") and Mobile Location Broker ("MLB"), third generation location platforms that work with all GSM phones in all GSM, GPRS and UMTS networks regardless of network infrastructure, and without overlays or modifications to the network. MLB is an Internet Protocol-based platform and as such can work in TDMA and CDMA networks as well.

Core Business

     CellPoint's mission is to be the global leader in providing location-enabling solutions toward GSM/UMTS operators and service providers.

     CellPoint's core business is to provide location system software, including location platforms, selective location technology and selective location applications. Core operations are Product Portfolio Management, Systems Management, Product/Systems Development, Systems Verification, 2nd and 3rd line support, marketing and direct touch/partner sales and sales support. Non-core operations are supply and support of hardware (e.g. computer platforms), 1st line support, volume sales, development of applications, and systems integration. CellPoint provides open interfaces for third party development through our Location Developers' Zone ("LDZ").

TECHNOLOGY AND PRODUCTS

CellPoint's core technologies are network-based solutions that work across multi-vendor infrastructures based on GSM, the dominant digital cellular standard in the world, with more than 600 million users in over 170 countries representing 70% of digital wireless users worldwide.

Location Technology and Middleware

Mobile Location System. The foundation of our technology offering is Mobile Location System, a scaleable and fault-tolerant carrier-grade location platform designed to support hundreds of simultaneous requests per second and capable of supporting millions of users on a network. MLS incorporates location determination technology that retrieves position measurement data from the wireless network and computes a location estimate for a subscriber. MLS is the first commercial mobile location platform capable of locating any subscriber in any GSM network without requiring costly infrastructure add-ons and overlays.

MLS integrates high-security location technologies with applications, services, mapping content, mobile devices and browsers. MLS also provides billing, customer care, operations, and administration and maintenance functions. MLS supports voice and data messaging and roaming capabilities and interfaces seamlessly with third-party location determination technologies.

MLS also provides open APIs for third-party application development, allowing third-party applications to communicate securely with wireless networks and to locate a subscriber independently of the location determination technology used by the wireless carrier. A number of companies have developed or are developing applications for the MLS platform.

Mobile Location Broker. The second key component of our technology offering is Mobile Location Broker, a middleware platform that interfaces between MLS and location-based applications, handling authentication, authorization and privacy management functions and providing secure and efficient delivery of location information. MLB enables operators, service providers and portals to link internal and externally-hosted location applications securely with location determination platforms, allowing for the development and proliferation of a multitude of location-based services. MLB is an IP-based platform which is compatible with all wireless standards, including GSM, TDMA and CDMA, and enables international roaming, a key requirement for mobile carriers.

Absolute subscriber control of privacy is essential to the success of location-based applications. We believe that the implementation by carriers of dependable privacy and security solutions protecting customers' location information is a prerequisite to the wide scale adoption of location-based services. MLB allows carriers, MVNOs and location service providers to communicate with various location platforms on third-party operators' networks while preserving subscriber privacy and anonymity.

Location Developers' Zone. CellPoint's Location Developers' Zone is a collection of online information and resources on our Web site designed for developers of location products, services and applications, as well as operators and content providers. LDZ provides a wealth of unique information specific to location application developers' business needs. These resources include open APIs and other software modules, first-line product support and mentoring, and a unique GSM network simulator that offers developers the ability to test potential applications in a live environment.

         Our first commercial agreement was signed in April 1999 with Tele2, a GSM network operator in Sweden, for positioning services for GSM mobile phones. A similar system was delivered to France Telecom Mobiles and announced on July 13, 2000 where France Telecom Mobiles licensed CellPoint's location platform and one location services application, Resource Manager.

         On October 9, 2000, we announced a commercial agreement with EuroTel Praha spol sro. of the Czech Republic for our MLS platform and applications. EuroTel, using CellPoint's latest location-based service technology, is able to offer its customers our Resource Manager service based on their current mobile phones and SIM cards.

         On March 21, 2001, we announced that E-Plus of Germany had installed our network-based Mobile Location System that supports location-based services for all GSM phones and mobile GSM devices in an operator's network.

         On July 3, 2001, we announced the frame agreement for a group license of our Mobile Location System for operators within the KPN-Group. The contract covers the German operator E-Plus Mobilfunk GmbH & Co. KG and has an option for all operators in the KPN Mobile N.V. group.

         On November 26, 2001, we announced that E-Plus had ordered CellPoint's Mobile Location Broker (MLB) as its location middleware platform. The MLB will be used for external access to location data, empowering Mobile Virtual Network Operators, independent Service Providers, and other partners when creating value added services. MLB is an integral component enabling new revenue streams for mobile operators and their Service Provider partners to deliver location-specific mobile Internet services. CellPoint's Mobile Location Server (MLS) was already installed at E-Plus and can position users irrespective of whether they are actively engaged in a call or not; MLB completes the full solution for location service provision.

         On November 8, 2001, we announced results of an extensive performance testing program for our network-based location services platform, Mobile Location System (MLS). Stringent tests were carried out on an entry-level location platform configuration to measure and capture the performance data that is most important to GSM carriers. MLS was loaded to simulate 2,500 users doing 504,000 requests over a 60-minute period. This load reflects a capacity of 140 location transactions per second. We also announced we were ready to accept challenges by any location platform vendor in any GSM environment.

         On February 20, 2002, we announced Mobile Location System 6.0, which supports a centralized location platform concept with Enhanced-Cell-ID and Assisted-GPS and is compliant with the ETSI/3GPP Location Services standard.

         On March 4, 2002, we announced that Mobile Location Broker had been selected and installed for the European i-mode portal architecture. The combination of the mobile location capability provided by CellPoint's location platforms coupled with the new European i-mode Portal, with its more than 60 major content providers, is expected to open new revenue streams for mobile operators throughout Europe.


Standards

         All GSM phones support the CellPoint MLS technology today. As GSM standards open up for competition between system layers in location-based systems, a clear division between location platforms and location applications will develop over time. CellPoint provides systems in all layers-the positioning technology, the middleware and the location applications-and provides open interfaces for third party development. Operating entirely within GSM, Internet and WAP standards, CellPoint's location technology and services platform require no network add on or overlay and work in any GSM network regardless of infrastructure vendor or vendors, allowing for worldwide roaming capabilities.

         We contribute to the setting of standards through our membership and participation in the WAP Forum (we also hold the Secretary position for Location Services), ETSI (European Telecommunications Standards Institute, "ETSI") and the Location Interoperability Forum ("LIF") where we chair the Mobile Location Protocol/Application Programming Interface (MLP/API) definition group.

         The United States Federal Communications Commission (the "FCC") adopted a ruling in June 1996 (Docket No. 94-102) that mandates all cellular telephone carriers to provide location information on all 911 calls by October 2001; however no carriers were in compliance with the mandate as of October 1, 2001. We believe that other countries may mandate similar requirements in the future. Even without such additional regulations, we believe that many cellular carriers are interested in providing new value-added services incorporating cellular location such as the services available from CellPoint.

System Components

         CellPoint is an end-to-end developer, supplier and enabler of mobile location software technology and platforms. CellPoint's location technologies utilize standard GSM functionality that is already supported by all major GSM infrastructure suppliers today. The main components of the technology are the CellPoint Mobile Location System and the Mobile Location Broker. These third generation location platforms support our location technology, provides open interfaces aligned with third generation standards and is designed to support all or most location technologies expected to reach commercial success in the future. It is through the platforms that all operations and services run.

         The Mobile Location System provides a generic location and messaging platform that can be shared by several different applications, such as Finder!, iMate or Resource Manager. In order to support third party applications as well as trusted applications, CellPoint offers a middleware platform, Mobile Location Broker, which handles anonymity, end-user privacy management and geo-server support with centralized map rendering, routing, geo-coding and reverse geo-coding. This platform can be placed in a separate security zone to the MLS positioning platform, giving flexible support for operator security requirements. The application servers utilize the Mobile Location System through an Application Programmers Interface (APIs), which enables location of a mobile terminal using a uniform protocol that is independent of the type of location provider used. CellPoint also makes the API available to other application developers who can then deliver their location-based services through CellPoint's platform. There are a number of third party developers already doing this, which will provide us with even more applications which the GSM operators can offer their subscribers. A positioning server is attached to the Mobile Location System, as are the map servers, dedicated terminal servers and other databases.

         The CellPoint System utilizes:

         o  A standard, unmodified GSM, GPRS or UMTS cellular network;

         o Proprietary server system, the CellPoint Mobile Location System, (server hardware and software) interacting with the GSM cellular network operator's system, placed at the operator's site, at CellPoint's premises or third party premises;

         o  A standard GSM cellular phone, WAP phone other GSM mobile device;

         o  Application software; and

         o  The Internet.

         The server consists of a number of computers that manage the traffic between the GSM network and the application software. It is designed to handle large quantities of messages used in complex applications. The Mobile Location System manages the communication processes, including routing of messages, calculation of positions, database management and bi-directional message confirmation. Remote billing features are also integrated. The CellPoint Mobile Location System is a high-capacity platform that is fully scaleable and provides carrier-grade availability.

Business Strategy

         Our business strategy is to provide mobile location software technology and platforms enabling location service applications in target markets around the world. We begin with installing the CellPoint location services platform with a GSM cellular network operator. The network operator, or a third party, will then market selected location services as value-added services offered to the end-users of the cellular network. We can potentially earn revenues through
(i) sale of functionality licenses to network operators for our platforms with a fixed price for the first capacity level and subsequent increases for additional capacity, (ii) percentage or fixed price participation in the revenue streams resulting from the new services offered by the network operator, (iii) usage revenues from service providers, based on transaction volumes or time frames,
(iv) sale of the CellPoint System to strategic partners where partners are licensed to operate the technology in a specified geographic area, (v) maintenance and upgrade fees, (vi) consulting and professional services, and
(vii) programming interfaces.

         We are currently running pilot projects and technology evaluations with cellular network providers for mobile location services throughout Europe and other parts of the world. We cannot assure our stockholders that any of these pilot projects will result in the execution of definitive contracts for our products and services. We cannot rely on the anticipated revenue from these projects to meet our current growth and expense projections. There can be no assurance that the CellPoint System will achieve a significant degree of market share, and that such acceptance, if achieved, will be sustained for any significant period or that life cycles of that technology will be sufficient (or substitute products available) to permit us to recover start-up and other associated costs.

         We are also cooperating with numerous companies of all sizes in the areas of marketing and sales, distribution, application development, standards setting, systems integration and installation and support.

Competition

         The wireless industry continues to undergo rapid change, and competition is intense and is expected to increase. We are aware that other companies and businesses market, promote and develop technologies and products that could be competitive with or are functionally equivalent to those that we have. We expect that companies or businesses that may have developed or are developing such technologies and products, as well as other companies and businesses that have the expertise which could encourage them to develop and market competitive products and technologies, may attempt to develop technologies and products directly competitive with ours. Many of these competitors have greater financial and other resources than we have.

         Although we believe that the CellPoint System is unique, there can be no assurances that other companies will not introduce similar or more advanced technologies. The location services market can be divided into three parts, (i) the location technology, (ii) the location platform and (iii) the applications. We are active in all three areas.

Technology. There are two different types of positioning technologies: handset-based and network-based. Our technology was originally handset-based positioning technology, but we have also developed MLS which is a unique integrated network-based solution. Our positioning technologies are all software-based with no need for hardware overlays or add-ons to an operator's network.

         Network-based solutions can be divided into overlay systems and integrated solutions. Most competitors have pursued overlay systems. These systems are very costly and time-consuming to implement, since they require hardware changes and/or add-ons to the network. We are not aware of the implementation of a commercial overlay system to date. Most companies in the industry pursued network-based overlay system location technology solutions subsequent to a mandate by the FCC in the United States in 1996. The FCC mandate required that all mobile phones be positioned by October 2001, irrespective of the type or vintage of phone. This led companies to pursue network-based overlay location technologies. As of October 1, 2001, no US carriers were in compliance with the FCC's mandate.

         In September 2000, we announced a network-based solution to position any cellular phone in a GSM network, regardless of age of the phone or network infrastructure supplier. This new technology developed by us is called MLS and is an integrated software-only solution for network-based positioning and now extends our location service applications to all mobile GSM users.

         Handset-based technologies can require new model phones, programmed SIM cards or use of WAP phones to be positioned. Our positioning technology was originally developed out of the need to track stolen cars. The concept was to utilize information that was already in existence in a GSM network and have a "smart terminal" that could gather sufficient information from the network and allow a server system to calculate the location very quickly.

         In November 1998, we announced the capability to position normal cellular phones. The technology from the special terminals could now be utilized in normal mobile phones with a standard SIM card containing a program developed by CellPoint, which opened up a vast market for us for new location services. Location services for normal mobile phones are the focus of our developments and service offerings today.

         We believe that the technology and applications offered by CellPoint have distinct advantages over other systems currently being marketed by other companies. For instance, another handset-based solution is built on Global Positioning System (GPS), which uses satellites to determine an X,Y position. GPS requires free line of sight to a minimum of three satellites. We view GPS not as a competing technology but rather complementary to our offerings. GPS provides excellent location coordinates, but our engineers' research has shown that it is insufficient as a stand-alone solution for location services for mobile phones.

         A-GPS is a new technology is a relatively new system that improves the functionality and performance of GPS by integrating the classic GPS information with sophisticated geographic software and mobile/cellular network information. We believe network operators will implement A-GPS solutions over time as the technology becomes commercially available. A-GPS is a complementary positioning technology to today's enhanced Cell-identification technology and our MLS platform is designed to work with A-GPS when it is commercially available. In August 2001, we announced a strategic partnership with SiRF Technology, Inc., a leading developer of location technology based on GPS, to deliver a platform to GSM operators that provides highly accurate location information to mobile users in any environment.

         Network-assisted GPS enhances GPS availability but it is widely accepted that it will not be not sufficient for mass commercial location services because users demand location functionality 100% of the time. GPS-equipped mobile phones have started limited commercial availability in 2001, albeit as a very limited percentage of the total mobile device market and more of a niche offering. We support GPS and A-GPS today and we view A-GPS as an excellent complement to the CellPoint System. We believe that a roadmap that involves CellPoint's enhanced Cell-ID solution in the short-term, and then when A-GPS handsets are widely available, a combination of enhanced Cell-ID/A-GPS will be the ideal solution for mobile operators and end-users of location-based services.

Location Services Platform. We view ourselves primarily as enablers of location technology and services. Our location services platforms are the "middleware" in the total solution. MLS and MLB are fully GSM-compliant, thus work with all GSM networks, regardless of infrastructure supplier, and also work in multi-vendor infrastructure environments. We believe that there will be multiple positioning technologies available in the future and no single one will be most suitable in all cases. Consequently, our Location Services Platform will support all or most positioning technologies expected to reach commercial success. Middleware vendors, such as SignalSoft and Ericsson have begun to market location platform solutions. Many others are expected to come to market in the future, but we believe that our ability to offer an end-to-end solution to GSM operators will give us a significant time advantage in deploying our platform. We also intend to cooperate with these companies to increase the number of applications being offered to the operators.

Applications. Today, we are focusing on mobile location software technology and platforms. We have open APIs (Application Programmers Interface) available to partners that are developing location-based applications through our Location Developers' Zone. We expect that, in the next few years, hundreds of applications will be delivered via our platform, with the majority being developed by other companies using our APIs.

Research and Development

         In the first six months of Fiscal 2002, we spent approximately $2,460,000 on research and development. In Fiscal 2001, we spent approximately $5,000,000 on development activity, of which approximately $790,000 has been capitalized. We spent approximately $2,431,000 on research and development activities in Fiscal 2000, of which none was capitalized. Our personnel have substantial experience in the areas of GSM and UMTS architecture, SS7 signaling, positioning technologies, WAP, Mobile Internet, Unix and Windows.

         Development projects are carried out in-line with the time-to-market process that span from pre-studies to first customer application and roll-out. The process provides activity and documentation guidelines, management decision points, configuration management, testing and release control. No product or application development is finalized without a commitment from at least one operator or customer.

Employees

         At March 31, 2002, we had 80 full-time employees and three consultants. None of our employees is represented by a labor union. We consider our relations with our employees to be very good.

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


Trademarks and Patents

         CellPoint is maintaining and building a patent portfolio within its defined target markets in order to maximize competitiveness and to avoid infringements on other parties' technical solutions. The existing portfolio consists of approved location technology patents and a number of filed location technology, middleware and application patents. Since 1997, the Company has applied for several patents for the CellPoint System; most of which are currently pending; three of which have been accepted. In addition, we have applied for more than 20 additional patents with respect to our technologies.

         We believe that the complexity involved in developing these technologies offers considerable protection against similar developments. Our technologies have been under development for more than five years and are continually being refined and improved.

                             DISCONTINUED OPERATIONS

UNWIRE AB AND TELEMATICS OPERATIONS IN CELLPOINT SOUTH AFRICA

         On February 29, 2000, we acquired all of the capital stock of Unwire AB. Unwire develops systems and equipment for GSM positioning and telematics. We paid the purchase price by issuing to the stockholders of Unwire an aggregate of 1,075,000 shares of Common Stock with a market value of approximately $70.7 million. In the fourth quarter of Fiscal 2001, our Board of Directors determined that the investment required to operate the telematics business segment did not fit in with the Company's longer-term strategic goals. We intend to concentrate all of our efforts and resources in developing and promoting location-based services. We were unable to identify a purchaser for Unwire.

         On October 9, 2001, our subsidiary, Unwire, filed for bankruptcy in Sweden. As a result of the filing we have effectively ceased all funding of Unwire operations. The bankruptcy courts have appointed a trustee to oversee the disbursement of Unwire's assets and we have effectively lost control of its management and decision making capabilities over Unwire operations.

         CellPoint Systems SA ("Systems SA"), its South African subsidiary also filed for bankruptcy in October 2001. Systems SA operated a research and development facility for the Company. The telematics portion of Systems SA has already been included in the discontinued operations. The location services portion of Systems SA is not included in discontinued operations, and those functions will continue to be performed by the Company's Swedish subsidiary. Costs of closing this subsidiary, primarily the write-off of the net receivable from Systems SA, have been accrued in the June 30, 2001 financial statements. The assets, liabilities and results of operations of Systems SA were immaterial to the financial statements of the Company for all periods presented. At September 30, 2001, there were 40 full-time employees in the business area of telematics, of which 25 were employees of Unwire and 15 were employees in CellPoint South Africa.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). As of March 31, 2002, 16,634,293 shares of our Common Stock were issued and outstanding and no shares of preferred stock were outstanding.

COMMON STOCK

         The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by those stockholders. There is no cumulative voting with respect to the election of directors of the Company, with the result that the holders of more than 50% of our Common Stock voted for the election of directors can elect all of those directors. The holders of our Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors from funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of the Company's liabilities and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of our Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Noncumulative Voting

         The holders of shares of our Common Stock will not have cumulative voting rights, which means that the holders of more than 50% of our outstanding Common Stock, voting for the election of directors of the Company, may elect all of the directors of the Company to be elected, if they so desire, and, in such event, the holders of our remaining Common Stock may not be able to elect any of the Company's directors.

Registration Rights

         Holders of shares of our Common Stock are not entitled to rights with respect to the registration of such shares under the Securities Act. The Shares being sold by the Selling Stockholders pursuant to this Prospectus have been registered pursuant to registration rights granted by the Company to the Selling Stockholders.

Dividends

         Whether or not we pay any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend among other things, upon our earnings, our capital requirements, and our financial condition, as well as other relevant factors. We have not paid or declared any dividends to date. We intend to retain any earnings for the operation and expansion of its business and do not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

         We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Or Articles of Incorporation currently provide that shares of Preferred Stock must be non-voting. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with liquidation privileges, dividend, conversion, or other rights that could adversely affect the rights of the holders of our Common Stock.


STOCK INCENTIVE PLAN

         We have adopted a stock incentive plan (the "Plan"). Pursuant to the provisions of the Plan, 2,000,000 shares of the Company's Common Stock are reserved for issuance upon exercise of options. The Plan is designed to retain qualified and competent officers, employees, and directors of the Company.

         The Company's Board of Directors, or a committee thereof, shall administer the Plan and is authorized, in its sole and absolute discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. Options will be granted pursuant to the provisions of the Plan on such terms and at such prices as determined by the Company's Board of Directors. The exercise price will not be lower than the closing price on the date the options are issued, or if such prices are not available, at the fair market value as determined by the Board of Directors. Options granted under the Plan will be exercisable after the period specified in the option agreement. Options granted under the Plan will not be exercisable after the expiration of ten years from the date of grant. The Plan will also authorize the Company to make loans to optionees to enable them to exercise their options. During our fiscal year ended June 30, 2001, 192,600 options were exercised, 250,300 were cancelled, and 244,900 options were granted. There were 590,000 options outstanding as of March 31, 2002. To date, the Company has not issued any stock appreciation rights.

STOCK WARRANT PLAN

         We have adopted a stock warrant plan (the "Warrant Plan"). Pursuant to the provisions of the Warrant Plan, eligible employees, consultants and affiliates will be given the opportunity to purchase warrants, which warrants can be exercised, upon vesting, to purchase shares of the Company's Common Stock. An aggregate of 1,500,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the Warrant Plan. The Plan is designed primarily to retain qualified and competent officers and employees.

         The Board of Directors of the Company, or a committee thereof, shall administer the Plan and is authorized, in its sole and absolute discretion, to grant options thereunder to all eligible employees, consultants and affiliates including the Company's officers and directors (whether or not employees). Warrants will be sold to eligible persons at prices determined by independent appraisers to be fair market prices at the time of such sale. Each warrant will have an exercise price equal to no less than either 125% or 150% of the closing price of the Company's Common Stock on the date immediately preceding the date of sale. Each warrant sold pursuant to the Warrant Plan will be subject to a vesting period as determined by the Board of Directors, and will expire no later than five years from the date of issuance. To date, warrants with respect to an aggregate of 921,300 shares have been sold.

TRANSFER AGENT

         The Transfer Agent for our Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, California 91204, telephone 818-502-1404.

                            THE SELLING STOCKHOLDERS

         The persons listed below are the Selling Stockholders:




NAME OF SELLING STOCKHOLDER                                 NUMBER OF         PERCENTAGE OF        AMOUNT OF          AMOUNT OF
---------------------------                                 SHARES OF          BENEFICIAL         COMMON STOCK       COMMON STOCK
                                                           COMMON STOCK         OWNERSHIP            TO BE            TO BE HELD
                                                           BENEFICIALLY          BEFORE               SOLD          AFTER OFFERING
                                                              OWNED             OFFERING            PURSUANT       IS COMPLETED(1)
                                                              -----             --------            TO THIS        ---------------
                                                                                                   PROSPECTUS
                                                                                                   ----------

Bill Bernstein                                              28,724(2)              *                 28,724                  0
Philippe Cochran                                           143,618(2)              *                143,618                  0
Money Purchase Plan for Philippe Cochran                    47,873(2)              *                 47,873                  0
Dan E. Massner Trust                                        47,873(2)              *                 47,873                  0
Ronald W. Massner                                           95,745(2)              *                 95,745                  0
James B. Michaelsen                                         95,745(2)              *                 95,745                  0
Michael P. Moore                                           191,490(2)           1.15%               191,490                  0
John P. Pruitt                                              95,745(2)              *                 95,745                  0
James E. Rasmussen                                         191,490(2)           1.15%               191,490                  0
John P. Shoffner                                           191,490(2)           1.15%               191,490                  0
Richard H. Solem                                            95,745(2)              *                 95,745                  0
James C. Tyrone                                             47,873(2)              *                 47,873                  0
TOTAL                                                    1,273,411                                1,273,411                  0


-----------

(1)      Assumes all shares covered by this Prospectus are sold.

(2) Of the shares listed as beneficially owned, one-third are issuable upon exercise of warrants with an exercise price of $1.50 per share and a term of two years.

*        Less than 1%.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the Shares offered hereby. Some of the Shares included in this Prospectus have not yet been issued, but are issuable upon the exercise of warrants held by certain of the Selling Stockholders, which warrants have an exercise price of $1.50 . In connection with the exercise of such warrants, each warrant holder may elect to pay the exercise price by (i) cash or check or (ii) net issuance; i.e., cashless exercise. To the extent that a warrant holder elects the net issuance method, we would not receive any cash as a result of such exercise. Additional proceeds, if any, that we receive from the exercise of the warrants will be used for working capital.

         The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters", and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         From time to time, the Selling Stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a Selling Stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a Selling Stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

         The Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation:
(a) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (b) an exchange distribution in accordance with the rules of such exchange, (c) face-to-face transactions between sellers and purchasers without a broker-dealer, (d) through the writing of options, and (e) other. At any time a particular offer of the Shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Shares. In addition, the Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

         To our knowledge, the Selling Stockholders do not currently have any plans, arrangements or understandings with any broker, dealer, agent or underwriter regarding the sale of the Shares. There is no assurance that any Selling Stockholder will not sell any or all of the Shares offered by him, her or it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Shares.

         The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market activities with respect to the Shares.

         Pursuant to the registration rights set forth in the various subscription agreements between the Company and the Selling Stockholders, each of the Company and the Selling Stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of Selling Stockholders' counsels.

                                 INDEMNIFICATION

         We shall, to the fullest extent permitted by Section 78.7502 of the Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify under said section any director, officer, employee or agent from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to our Amended and Restated By-Laws.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, WE WILL, UNLESS IN THE OPINION OF OUR COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

         We carry directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

                            PENDING LEGAL PROCEEDING

         We filed a $100 million malpractice claim against our former legal counsel in December 2001, relating to work performed by that firm in negotiation of agreements with Castle Creek. The claim alleged this firm breached the duty of care owed to us by failing to reasonably and competently represent us in the transactions associated with Castle Creek. On April 3, 2002, we announced a settlement had been reached in the malpractice suit we had filed. The total agreed value of the settlement in favor of CellPoint is just over $1.3 million and is subject to the execution of definitive settlement documentation.

                                 LEGAL OPINIONS

         The law firm of Jackson & Campbell, P.C., our counsel, 1120 20th Street, N.W., South Tower, Washington, D.C. 20036, has rendered an opinion regarding the validity of the Shares offered hereby.

                                     EXPERTS

         The consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, as amended, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, a member firm of BDO International ("BDO Seidman"), to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   -----------

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

CELLPOINT INC.                                                          1
FORWARD-LOOKING STATEMENTS                                              2
WHERE YOU CAN FIND MORE INFORMATION ABOUT US                            3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC                       4
SUMMARY INFORMATION                                                     4
RISK FACTORS                                                            9
USE OF PROCEEDS                                                        19
BUSINESS                                                               19
DESCRIPTION OF SECURITIES                                              26
THE SELLING STOCKHOLDERS                                               29
PLAN OF DISTRIBUTION                                                   30
INDEMNIFICATION                                                        31
PENDING LEGAL PROCEEDING                                               32
LEGAL OPINIONS                                                         32
EXPERTS                                                                32


                                1,273,411 SHARES
                                       OF
                                  COMMON STOCK

                                 CELLPOINT INC.

                                  COMMON STOCK

                                   -----------

                                   PROSPECTUS

                                   -----------

                                __________, 2002

                                     PART II



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION




       Registration Fees                         $ 64.44
       Transfer Agent Fees                         1,000
       Blue Sky Filing Fees                        1,500
       Printing and Mailing                       10,000
       Legal Fees                                 10,000
       Accounting Fees                             5,000
       Listing Fees
       Other                                       5,000


       Total                                  $32,564.44


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company shall, to the fullest extent permitted by Section 78.7502 of the Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify under said section any director, officer, employee or agent from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to its By-Laws.

ITEM 16. EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement:

  EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
  -----------                       ----------------------

      4.1 Registration Rights Agreement, dated as of February 29, 2000, by and among CellPoint Inc., CellPoint Swedish Holdings Ltd., and the Sellers named therein (incorporated by reference to the Company's Current Report on Form 8-K, filed on March 13, 2000, as amended by Form 8-K/A, filed on May 15, 2000).
      4.2 Securities Purchase Agreement, dated as of December 6, 2000, by and among CellPoint Inc. and the Purchaser set forth therein (incorporated by reference to the Company's Current Report on Form 8-K, filed on December 12, 2000).

      4.3          Registration Rights Agreement, dated as of December 6, 2000, by and among CellPoint Inc. and the Initial Investor (as such term is defined therein) (incorporated by reference to the
                   Company's Current Report on Form 8-K, filed on December 12,
                   2000).
      4.4          Convertible Note of CellPoint Inc., dated December 6, 2000, payable to the order of Castle Creek Technology Partners LLC, in the aggregate principal amount of $10,000,000
                   (incorporated by reference to the Company's Current Report on
                   Form 8-K, filed on December 12, 2000).
      4.5          Stock Purchase Warrant of CellPoint Inc., dated December 6,
                   2000, with respect to the right of Castle Creek Technology
                   Partners LLC (incorporated by reference to the Company's
                   Current Report on Form 8-K, filed on December 12, 2000).
      4.6          Stock Purchase Warrant of CellPoint Inc., dated July 25,
                   2001, with respect to the right of Castle Creek Technology
                   Partners LLC (incorporated by reference to the Company's
                   Current Report on Form 8-K, filed on July 31, 2001).
      4.7          Form of Stock Purchase Warrant (filed as an Exhibit to the
                   Company's Registration Statement on Form S-3, filed on
                   October 31, 2001).
      4.8          Stipulation and Order, dated December 19, 2001, between
                   Castle Creek Technology Partners LLC and CellPoint Inc.
                   (incorporated by reference to the Company's Current Report on
                   Form 8-K, filed on December 21, 2002).
      4.9          Agreement, dated February 28, 2002, between Castle Creek
                   Technology Partners LLC and CellPoint Inc. (incorporated by reference to the Company's Current Report on Form 8-K, filed on March 14, 2002).
      4.10         Term Sheet, dated March 13, 2002, between Castle Creek
                   Technology Partners LLC and CellPoint Inc. (incorporated by reference to the Company's Current Report on Form 8-K, filed on March 14, 2002).
      5.1*         Form of opinion of Jackson & Campbell, P.C..
      10.9         Share and Asset Transfer Agreement, dated October 19, 2001, between Micronet AB and CellPoint Systems AB (filed as an
                   Exhibit to the Company's Registration Statement on Form S-3, filed on November 1, 2001).
      23.1         Consent of Independent Accountants (filed herewith)
      23.2         Consent of Jackson & Campbell, P.C. (included in their
                   opinion to be filed as Exhibit 5.1)


-----------

*        Final opinion to be filed by Amendment.


ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Company carries run-off directors' and officers' liability insurance for the period ending March 3, 2002, covering losses up to $5,000,000 (subject to certain deductible amounts) for claims made prior to this period ending. The Company is currently in the process of seeking directors' and officers' liability insurance going forward.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of London, England, on April 12, 2002.

                           CELLPOINT INC.

April 12, 2002           By:                      /s/Stephen T. Childs
                                                  --------------------
                                                    Stephen T. Childs
                                         President and Chief Executive Officer
                                             (principal executive officer)

April 12, 2002           By:                         /s/ Lars Wadell
                                                     ---------------
                                                        Lars Wadell
                                                  Chief Financial Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




                     SIGNATURE                                              TITLE                                    DATE
                     ---------                                              -----                                    ----
                   /s/Jan Rynning
                --------------------
                    Jan Rynning                      Chairman and Director                                       April 12, 2002

                /s/Stephen T. Childs
                --------------------
                 Stephen T. Childs                   President, Chief Executive Officer and                      April 12, 2002
                                                     Director

                  /s/Lynn Duplessis
                --------------------
                   Lynn Duplessis                    Director                                                    April 12, 2002

                 /s/Peter Henricsson
                --------------------
                  Peter Henricsson                   Director                                                    April 12, 2002


                --------------------
                  Bengt Nordstrom                    Director                                                    April   , 2002


                --------------------
                    Lars Persson                     Director                                                    April   , 2002




                                  Exhibit Index



      5.1 Form of Opinion of Jackson & Campbell, P.C..

      23.1 Consent of Independent Accountants (filed herewith)
      23.2 Consent of Jackson & Campbell, P.C. (included in their opinion filed as exhibit 5.1)